Exhibit (a)(1)(D)
MICRO LINEAR CORPORATION
ELECTION FORM
The exchange offer and withdrawal rights expire at
12:00 midnight, U.S. Pacific (San Jose) Time, on Monday, March 27, 2006
unless the offer is extended.
INSTRUCTIONS TO ELECTION FORM
     1. DEFINED TERMS. All terms used in this Election Form but not defined have the meaning given them in the exchange offer, dated March 27, 2006. References in this Election Form to “Micro Linear,” “we,” “us,” “our,” and “ours” mean Micro Linear Corporation.
     2. EXPIRATION DATE. The exchange offer and any rights to tender or to withdraw a tender of eligible options expire at 12:00 midnight, U.S. Pacific (San Jose) Time, on Monday, March 27, 2006, unless the exchange offer is extended.
     3. DELIVERY OF ELECTION FORM. If you intend to tender eligible options under the exchange offer, a signed copy of this Election Form, together with a properly completed Eligible Option Information Sheet, must be received by Micro Linear before 12:00 midnight, U.S. Pacific (San Jose) Time, on Monday, March 27, 2006 (or such later date as may apply if the exchange offer is extended) by one of the following means:
     By Mail or Courier
     Micro Linear Corporation
     2050 Concourse Drive
     San Jose, California 95131
     Attention: Jenette Jimenez
     Phone: (408) 433-5200
     By Facsimile
     Attention: Jenette Jimenez
     Fax No. (408) 432-1237
     By Hand or Interoffice Mail
     Attention: Jenette Jimenez
     By Email
     optionexchange@microlinear.com

     Your Election Form will be effective only upon receipt by us. Micro Linear will only accept delivery of the signed Election Form by one of the methods of delivery described above. The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.
     You are not required to tender any of your eligible options. If you hold separately granted eligible options and choose to tender for exchange a particular eligible option grant, you must tender the entire option grant, but need not tender other eligible option grants held by you.
     4. You do not need to return you stock option agreements relating to any tendered eligible options, as they will be automatically cancelled if we accept you eligible options for exchange.
     5. WITHDRAWAL OF ELECTION. Tenders of eligible options made under the exchange offer may be withdrawn at any time before midnight, U.S. Pacific (San Jose) Time, on March 27, 2006, unless we extend the expiration date, in which case withdrawals must be received before 12:00 midnight, U.S. Pacific (San Jose) Time, on such later expiration date. In addition, if Micro Linear does not accept your tendered options by April 21, 2006, you will also have the right to withdraw your tendered options after that date and until your tendered options have been accepted.
     To withdraw tendered eligible options, you must deliver, mail, fax or email a properly completed and signed Notice of Withdrawal to Micro Linear Corporation, 2050 Concourse Drive, San Jose, California 95131, Attention: Jenette Jimenez, Fax No. (408) 432-1237, or Email: optionexchange@microlinear.com. Withdrawals may not be rescinded and any eligible options withdrawn will not be considered to be properly tendered, unless the withdrawn eligible options are properly re-tendered before the expiration date by following the procedures described in Instruction 3 above.
     6. SIGNATURES. Please sign and date this Election Form, and provide your social security number or other tax identification number. Except as described in the following sentence, this Election Form must be signed by the eligible employee who holds the eligible options to be tendered exactly as such eligible employee’s name appears on the applicable option agreement. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on this Election Form
     7. REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Any questions or requests for assistance regarding the exchange offer should be directed to Michael Schradle at optionexchange@microlinear.com or by telephone at (408) 433-5200. Any requests for additional copies of the exchange offer or this Election Form may be directed to Jenette Jimenez at optionexchange@microlinear.com or by telephone at (408) 433-5200. Copies will be furnished promptly at Micro Linear’s expense.

     8. IRREGULARITIES. We will determine, in our discretion, all questions as to the number of shares subject to eligible options tendered and the validity, form, eligibility (including time of receipt) and acceptance of any tender of eligible options. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of eligible options that we determine are not in appropriate form or that we determine are unlawful to accept. We may waive any defect or irregularity in any tender with respect to any particular eligible options or any particular eligible option holder before the expiration of the exchange offer. No eligible options will be accepted for exchange until the eligible option holder exchanging the eligible options has cured all defects or irregularities to our satisfaction, or they have been waived by us, prior to the expiration date. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any eligible options.
     9. CONDITIONAL OR CONTINGENT OFFERS. Micro Linear will not accept any alternative, conditional or contingent tenders.
     10. IMPORTANT TAX INFORMATION. You should refer to Section 13 of the exchange offer, which contains important tax information. We encourage all officers and employees to consult with tax advisors if you have questions about your financial or tax situation.

ELECTION FORM

To:	Micro Linear Corporation
2050 Concourse Drive
San Jose, California 95131
Facsimile: (408) 432-1237
Attn: Jenette Jimenez
Email: optionexchange@microlinear.com
         I acknowledge that:
(1)	I hereby tender to Micro Linear for exchange those eligible options specified on the attached Eligible Option Information Sheet and understand that, upon acceptance by Micro Linear, this Election Form will constitute a binding agreement between Micro Linear and me.

(2)	I understand that if I validly tender an eligible option for exchange, and such eligible option is accepted and cancelled, I will receive a new option to acquire the same number of shares of common stock that were subject to my eligible option at the time of the exchange (except that if I am the Chief Executive Officer, the Chief Financial Officer or the Vice President, Engineering, the exchange rate is lower, all as set forth in the exchange offer).

(3)	I understand that the new options will have substantially the same terms and conditions as the eligible options cancelled in this exchange offer, except for the term, exercise price, vesting schedule, and for certain executives, a fewer number of underlying shares of common stock. I understand that each new option will have an exercise price equal to an average of the closing prices of Micro Linear’s common stock as reported by the Nasdaq National Market for the 18 consecutive trading days ending immediately prior to the grant date of the new options. I understand that all new options will be granted under Micro Linear’s 1991 Stock Option Plan if the new option is to be issued in exchange for an eligible option granted under the 1991 Plan and under Micro Linear’s 1998 Nonstatutory Stock Option Plan if the new option is to be issued in exchange for an eligible option granted under the 1998 Plan. I understand that the new options will be completely unvested at the time of grant and will vest and become exercisable over a two-year period, with 25% of each new option generally becoming exercisable after six months of continued service following the grant date and 4.167% of each new option generally becoming exercisable after each month of continued service following such initial six-month period. I acknowledge that I must continue to provide service to Micro Linear through the required vesting periods to be entitled to exercise my new stock option. Consequently, I understand that if I receive or submit a notice of termination for any reason prior to the initial six month vesting date, no vesting will occur, unless I am involuntarily terminated other than for cause prior to a change in control of Micro Linear and within six months of the grant date of the new options, in which case 25% of each new option will be deemed vested and exercisable as of my termination date.

(4)	Micro Linear has advised me to consult with my own advisors as to the consequences of participating or not participating in the exchange offer.

(5)	To remain eligible to tender eligible options for exchange and cancellation pursuant to the exchange offer, I understand that I must remain an eligible employee and must not have received nor have given a notice of termination prior to the date that the exchange offer expires, which is scheduled to be 12:00 midnight, U.S. Pacific (San Jose) Time, on Monday, March 27, 2006, unless the exchange offer is extended, and must also remain an eligible employee on the date that the new options are granted in order to receive the new options. Although I understand that Micro Linear expects to issue new stock option agreements promptly following the date that tendered options are accepted for exchange, if I die, terminate my employment, or am terminated for any reason between the expiration date of the exchange offer and the grant date of the new options, then I will not receive anything for my tendered eligible options that I have surrendered for exchange and which will have been canceled as of the expiration date of the exchange offer. I understand that if I die or my employment is terminated prior to the expiration date of the exchange offer, Micro Linear will not accept my eligible options for cancellation and I or my estate or beneficiaries, as the case may be, will retain my eligible options with their current terms and conditions. I understand that my employment with Micro Linear remains “at will” and can be terminated by me or Micro Linear at any time, with or without cause or notice, and neither the ability to participate in the exchange offer nor actual participation in the exchange offer shall be construed as a right to continued employment with Micro Linear or any of its subsidiaries.

(6)	I understand that in accordance with Section 6 of the exchange offer, Micro Linear may terminate, modify or amend the exchange offer and postpone its acceptance and cancellation of any eligible options that I have tendered for exchange. In any such event, I understand that the eligible options tendered for exchange but not accepted will remain in effect with their current terms and conditions.

(7)	I understand that this election is entirely voluntary, and I am aware that I may change or withdraw my decision to tender my eligible options at any time until the exchange offer expires as described in the Instructions to this Election Form. I understand that this decision to tender my eligible options will be irrevocable after 12:00 midnight, U.S. Pacific (San Jose) Time, on Monday, March 27, 2006.

(8)	I sell, assign and transfer to Micro Linear all right, title and interest in and to all of the eligible options that I am tendering as specified in the attached Eligible Option Information Sheet, and I agree that I shall have no further right or entitlement to purchase any shares of Micro Linear’s common stock under the tendered eligible options on the date Micro Linear accepts those options for exchange and cancellation. I understand that my death or incapacity will not affect Micro Linear’s authority to take the actions described in the exchange offer with respect to eligible options that I have tendered for exchange and that are accepted for cancellation, and such authority will survive my death or incapacity. All of my obligations under this election form will be binding upon my heirs, personal representatives, successors and assigns
(9)	I agree to all of the terms and conditions of the exchange offer AND HAVE ATTACHED A COMPLETED COPY OF THE ELIGIBLE OPTION INFORMATION SHEET.

Date:

Signature of Eligible Holder

Print Name of Eligible Holder

Social Security Number or
Tax Identification Number

NOTE TO MARRIED ELIGIBLE EMPLOYEES IN CALIFORNIA AND OTHER U.S. “COMMUNITY PROPERTY” STATES:
If you are married and reside in a state the laws of which provide that a spouse has a community property interest in the eligible options, in order to elect to tender your eligible options your spouse must execute the Spousal Consent below, whereby such spouse agrees to be bound, and agrees that any such community property interest shall similarly be bound, by this Election Form. States with community property laws in addition to California are Alaska, Arizona, Idaho, Louisiana, New Mexico, Nevada, Texas, Washington and Wisconsin.
Your failure to provide your spouse’s signature constitutes your representation and warranty to Micro Linear that either you are not married or your spouse has no community or other marital property rights in the eligible options or new options. You should consult your personal outside advisor(s) if you have questions about the Spousal Consent below.
Spousal Consent
The undersigned spouse of the eligible employee who has executed this Election Form above has read and hereby approves the submission of this Election Form. The undersigned agrees to be irrevocably bound by this Election Form and further agrees that any community property interest of such spouse shall similarly be bound by this Election Form. The undersigned appoints the eligible employee who has executed this Election Form above as his/her attorney-in-fact with respect to any amendment or exercise of any rights under this Election Form.

Spouse’s Signature	Date

Spouse’s Name (please print or type)

ELIGIBLE OPTION INFORMATION SHEET
In connection with Micro Linear’s exchange offer, attached is your Eligible Option Information Sheet describing your eligible options that are subject to the exchange offer.
If you elect to participate in the exchange offer, please attach this sheet to your Election Form. Please strike through any Eligible Option grants listed that you do not wish to exchange.
Eligible Options
[Employee Name and Address] [Employee ID]

Number of Shares
			Exercise Price Per	Underlying
Grant Date	Expiration Date	Grant Type	Share	Eligible Options
[ ]	[ ]	[ ]	[ ]	[ ]

ACKNOWLEDGEMENT REGARDING ACCELERATED VESTING

To:	Micro Linear Corporation 2050 Concourse Drive San Jose, California 95131 Facsimile: (408) 432-1237 Attn: Jenette Jimenez Email: optionexchange@microlinear.com
I, the undersigned officer of Micro Linear Corporation (the “Company”), understand and acknowledge that any accelerated vesting provision(s) under or relating to any eligible option(s) that I tender in the exchange offer, whether contained in the stock option agreement(s) relating to my tendered eligible option(s), in my employment agreement with the Company or in any other agreement (the “Existing Acceleration Provisions”) will not apply to any new option(s) I receive in the exchange offer dated February 27, 2006. Instead, with respect to any such new option(s), the Existing Acceleration Provisions will be superseded and replaced in their entirety by the accelerated vesting provisions set forth in the stock option agreement relating to such new option(s).

(Signature)

(Printed Name)
Date: _____________________________________________